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                                                  EXHIBIT 5.1

                         OPINION AND CONSENT OF
                        BARBARA G. McCLUNG, ESQ.

                        [Cygnus, Inc. letterhead]

September 19, 2000

Securities and Exchange Commission
Division of Corporate Finance
Washington, D.C. 20549

Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

    I am General Counsel of Cygnus, Inc., a Delaware corporation (the "Company"). This opinion is being delivered to you in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of the shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), issuable under the Cygnus, Inc. Amended 1991 Employee Stock Purchase Plan and Amended 1999 Stock Incentive Plan (the "Plans"). I am a member of the California and Delaware State Bars.

    I am generally familiar with the properties and affairs of the Company (including the Plans). I have also examined those records of the Company I deemed necessary for the purpose of this opinion. On that basis, I am of the opinion that the 2,700,000 shares of Common Stock of the Company, when issued pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable shares of the Company's Common Stock.

    I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 relating to the Plan.

Very truly yours,

/s/ Barbara G. McClung

Barbara G. McClung
Senior Vice President and General Counsel